EXHIBIT 1

VOTING AGREEMENT

THIS VOTING AGREEMENT is entered into this 31st day of August, 2006 by and between Mark W. Harding (“Harding”) and High Plains A&M, LLC, a Colorado limited liability company (“High Plains”), and with respect to Section 2 only, Pure Cycle Corporation, a Delaware corporation (“Pure Cycle”).

RECITALS

A.            Pure Cycle entered into an Asset Purchase Agreement dated as of May 10, 2006 (the “Purchase Agreement”), pursuant to which Pure Cycle agreed to purchase certain water interests in the Arkansas River and its tributaries represented by real property interests and shares of stock in the Fort Lyon Canal Company and other Assets as defined in Section 2.1 of the Purchase Agreement.  All capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

B.            The execution of a voting agreement by Harding with respect to the election of a member of Pure Cycle’s board of directors (the “Board of Directors”) is a condition to the Purchase Agreement.

AGREEMENT

In consideration of the forgoing, the mutual covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Election of Directors.  From and after the date hereof, at each annual meeting of Pure Cycle’s stockholders, at each special meeting of Pure Cycle’s stockholders called for the purpose of the election of directors of Pure Cycle, and at any other time at which stockholders of Pure Cycle will have the right to or will vote for or consent in writing to the election of directors of Pure Cycle, then and in each event, Harding hereby covenants and agrees to vote all shares of capital stock of Pure Cycle now or hereafter owned (directly, beneficially or otherwise) or controlled by him and otherwise use his reasonable efforts as a stockholder or director (if he serves as such) of Pure Cycle in favor of causing and maintaining the election to the Board of Directors of one representative of High Plains (the “High Plains’ director”) designated pursuant to the Purchase Agreement.

Audit.  High Plains shall have the right, exercisable from time to time upon reasonable notice, to audit Harding’s performance hereunder by review of voting records, proxies and other documents and materials related to Harding’s voting of shares of capital stock of Pure Cycle.  Pure Cycle and Harding agree to cooperate reasonably and in good faith in connection with any reasonable request made by High Plains hereunder.

Duration of Agreement.  The rights and obligations of Harding under this Agreement shall terminate on the earlier of (a) August 31, 2011, (b) the annual meeting of Pure Cycle’s stockholders held following the fiscal year ended August 31, 2010, (c) the date on which Pure

Cycle fully discharges its obligations to pay the Tap Participation Fee under the Purchase Agreement, or (d) the date on which Harding no longer owns (directly, beneficially or otherwise) or controls any shares of capital stock of Pure Cycle.

Ownership, Etc.  Harding represents and warrants to High Plains that (a) Harding now owns all shares of his capital stock of Pure Cycle free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) Harding has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, Harding enforceable in accordance with its terms.  Harding agrees that, except as contemplated by the terms of this Agreement, Harding shall not, with the prior written consent of High Plains, (i) grant any proxies or powers of attorney in respect of Harding’s shares of capital stock of Pure Cycle, deposit any such shares into a voting trust or enter into a voting agreement with respect to any of such shares; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Harding’s ability to perform his obligations under this Agreement; provided, however, that nothing herein shall preclude Harding from selling or otherwise transferring or disposing of any shares of capital stock of Pure Cycle now or hereafter owned by Harding.

Interpretation; Governing Law.  This Agreement shall be construed as though prepared by all parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted.  This Agreement shall be construed and governed by the laws of the State of Colorado (without giving effect to its principles of conflicts of laws).  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against the applicable party in the courts of the State of Colorado located in the City of Denver, Colorado, or, if it has or can obtain jurisdiction, in the United States District Court for such state, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in this Section may be served on any party anywhere in the world, whether within or without the State of Colorado, and may also be served upon any party in the manner provided for giving notices to it or him in Section 9 below.

Specific Performance.  Each party acknowledges and agrees that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that such party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled at law or in equity.

Binding Effect and Assignment.  This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

Counterparts.  This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or three days after deposit in the U.S. mail as provided above, addressed to such party at the address set forth on the signature pages hereto.  Any party may change its address by notifying the other parties of such change in writing in the manner described herein.

Cross-Default.  At any time when High Plains is in material default of any obligation under the Purchase Agreement, the Property Management Agreement or the Seller Pledge Agreement, or when the High Plains’ director is in material default under a Nonsolicitation Agreement, in either case which remains uncured thirty (30) days after receiving written notice thereof from Pure Cycle, then the obligations of Harding under this Agreement shall be suspended until such default is cured to Pure Cycle’s reasonable satisfaction.

Entire Agreement; Modifications.  This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.  All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

/s/ Mark W. Harding

Mark W. Harding

Pure Cycle Corporation

8451 Delaware Street

Thornton, Colorado  80260

Attn:  Mark W. Harding

HIGH PLAINS A&M, LLC

By: /s/ Mark D. Campbell

Mark D. Campbell, Manager

Address:        High Plains A&M, LLC

333 W. Hampden Avenue

Suite 810

Englewood, Colorado  80110

With respect to Section 2 only:

PURE CYCLE CORPORATION

By: /s/ Mark W. Harding

Mark W. Harding, President